                                             As Filed Pursuant to Rule 424(b)(2)
                                             Registration No. 333-85219


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MARCH 9, 2000)
                                 $1,800,000,000

                            LUCENT TECHNOLOGIES INC.
                          MEDIUM-TERM NOTES, SERIES A

LUCENT TECHNOLOGIES LOGO
     Lucent Technologies Inc. may use this Prospectus Supplement to periodically offer its Medium-Term Notes, Series A.

     The final terms for each Note will be specified in a Pricing Supplement. Unless the Pricing Supplement provides otherwise, the Notes may have the following general terms:

     - They will have maturities of more than 270 days.

     - They may be subject to redemption or repayment at the option of Lucent or the holder.

     - They will be denominated in U.S. dollars.

     - They may bear interest at a fixed or floating interest rate. Notes may be issued at a discount that do not bear interest.

     Floating interest rates may be based on any of the following formulas:

-- Commercial Paper Rate                     -- Prime Rate
-- Federal Funds Rate                        -- CMT Rate
-- LIBOR                                     -- Any other interest rate index
                                             specified in the applicable Pricing
-- Treasury Rate                                Supplement

     - They may be issued as indexed Notes.

     - They will be issued in fully registered form, either in certificated or book-entry form.

     - Interest will be paid on the dates specified in the applicable Pricing Supplement.

     - They will be issued in minimum denominations of $25,000 and integral multiples of $1,000 greater than $25,000.

     - They will have an aggregate initial offering price not greater than $1,800,000,000, less the amount of any other debt securities sold by Lucent under the attached Prospectus after the date of this Prospectus Supplement. The aggregate initial offering price includes the U.S. dollar equivalent of any Notes denominated in a foreign currency.

     - They will be offered from time to time on a reasonable best efforts basis by the agents named below on Lucent's behalf. In addition, Lucent may sell Notes to the agents as principals, and Lucent may sell Notes to other agents, dealers or underwriters acting as agent or principals for resale to investors or to dealers for resale by them, and Lucent may sell Notes directly to investors on its own behalf.

                                        PRICE TO            DISCOUNTS AND                  PROCEEDS TO
                                         PUBLIC              COMMISSIONS                      LUCENT
                                     ---------------   ------------------------   ------------------------------
Per Note                                  100%                .125%-.75%                 99.875%-99.250%
Total                                $1,800,000,000    $2,250,000-$13,500,000     $1,797,750,000-$1,786,500,000

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SALOMON SMITH BARNEY
       BANC OF AMERICA SECURITIES LLC
                BEAR, STEARNS & CO. INC.
                       CHASE SECURITIES INC.
                               GOLDMAN, SACHS & CO.
                                      MERRILL LYNCH & CO.
                                            MORGAN STANLEY DEAN WITTER
March 9, 2000

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT                 PAGE
---------------------                 ----
About This Prospectus Supplement;
  Pricing Supplements...............   S-3
Terms of the Notes..................   S-3
United States Taxation..............  S-18
Supplemental Plan of Distribution...  S-24
Legal Matters.......................  S-25

PROSPECTUS                            PAGE
----------                            ----
Description of Lucent...............     3
Where to Find Additional Information     3
  Regarding Lucent..................
Ratio of Earnings to Fixed               4
  Charges...........................
Use of Proceeds.....................     5
Description of the Indenture and         5
  Debt Securities...................
Description of the Warrants.........    11
Plan of Distribution................    12
Legal Opinions......................    13
Experts.............................    13

                           -------------------------

     You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Lucent has not authorized anyone to provide you with information different from that contained in this Prospectus Supplement and the accompanying Prospectus. Lucent is offering to sell the Notes and seeking offers to buy the Notes only in jurisdictions where such offers and sales are permitted. The information contained in this Prospectus Supplement and the accompanying Prospectus is accurate only as of the date of this Prospectus Supplement and the date of the accompanying Prospectus, regardless of the time of delivery of this Prospectus Supplement or any sale of the Notes. References in this Prospectus Supplement to "U.S. dollars" or "U.S.$" or '$' are to the currency of the United States of America.

                       ABOUT THIS PROSPECTUS SUPPLEMENT;
                              PRICING SUPPLEMENTS

     Lucent may use this Prospectus Supplement, together with the attached Prospectus and any attached Pricing Supplement, to offer its Medium-Term Notes, Series A, from time to time. The total initial public offering price of Notes that Lucent may offer by use of this Prospectus Supplement is $1,800,000,000 (or the equivalent in foreign or composite currencies). That amount will be reduced by the amount of any other Debt Securities issued under Lucent's shelf registration statement (File No. 333-85219) (the "Registration Statement").

     This Prospectus Supplement sets forth certain terms of the Notes that Lucent may offer. It supplements the description of the Debt Securities contained in the attached Prospectus. If information in this Prospectus Supplement is inconsistent with the Prospectus, this Prospectus Supplement will apply and will supersede that information in the Prospectus.

     Each time Lucent issues Notes, Lucent will provide a Pricing Supplement to this Prospectus Supplement. The Pricing Supplement will contain the specific description of the Notes being offered and the terms of the offering. The Pricing Supplement may also add, update or change information in this Prospectus Supplement or the attached Prospectus. Any information in the Pricing Supplement, including any changes in the method of calculating interest on any Note, that is inconsistent with this Prospectus Supplement will apply and will supersede that information in this Prospectus Supplement.

     It is important for you to read and consider all information contained in this Prospectus Supplement and the attached Prospectus and Pricing Supplement in making your investment decision. You should also read and consider the information in the documents Lucent has referred you to in "Where to Find Additional Information Regarding Lucent" on page 3 of the attached Prospectus.

     Capitalized terms in this Prospectus Supplement that are not defined in this document are defined in the Prospectus.

                               TERMS OF THE NOTES

GENERAL

     The Notes are part of a separate series of notes described in the accompanying Prospectus which is not limited in aggregate principal amount.

     The Pricing Supplement relating to each Note will describe the following terms, as applicable:

     - whether the Note is a Fixed Rate Note, a Floating Rate Note, a Discount Note (as defined below) or a Zero Coupon Note;

     - the Issue Price (expressed as a percentage of the aggregate principal amount thereof) at which the Note will be issued;

     - the Issue Date;

     - the Maturity Date of the Note;

     - if the Note is a Fixed Rate Note, the Interest Rate, which is the rate per annum at which the Note will bear interest, if any;

     - if the Note is a Floating Rate Note, the Base Rate, the Initial Interest Rate, the Interest Reset Period, the Interest Reset Date(s), the Interest Payment Dates, the Index Maturity, the Maximum Interest Rate and the Minimum Interest Rate, if any, and the Spread or Spread Multiplier, if any, and any other terms relating to the particular method of calculating the Interest Rate for the Note;

     - whether the Note may be redeemed at Lucent's option or repaid at the option of the holders prior to its Maturity Date, and if so, the provisions relating to the redemption or repayment;

     - whether the Note will be issued in certificated or book-entry form;

     - any other terms of the Note not inconsistent with the provisions of the Indenture.

     A Discount Note is any Note that Lucent offers at a price less than its stated redemption price at maturity, resulting in such Note being treated as if it were issued with original issue discount for U.S. federal income tax purposes.

MATURITY

     The Notes will mature on any day more than 270 days after the Issue Date as specified in the applicable Pricing Supplement.

INTEREST

     Each Note will bear interest at either:

     - a fixed rate, which may be zero in the case of Zero Coupon Notes, or

     - a floating rate determined by reference to the interest rate basis or combination of interest rate bases or interest rate formulas specified in the applicable Pricing Supplement, which may be adjusted by a Spread or Spread Multiplier.

     Interest rates offered on any issuance of Notes may differ depending upon, among other things, the aggregate principal amount of the Notes purchased in any single transaction.

FORM AND PAYMENT OF NOTES IN REGISTERED FORM

     Lucent will issue each Note in registered form initially as either a Book-Entry Note or a Certificated Note. Except as set forth in the accompanying Prospectus under "Description of the Indenture and Debt Securities," Book-Entry Notes will not initially be issuable as Certificated Notes. Lucent will issue the Notes in denominations of $25,000 or any amount in excess thereof which is an integral multiple of $1,000. Unless otherwise specified in any applicable Pricing Supplement, Lucent will issue the Notes at 100% of their principal amount.

     Principal and interest initially will be payable, and Certificated Notes initially will be transferable and exchangeable, at the office of The Bank of New York, as Trustee, provided that Lucent may pay interest on Certificated Notes at its option by check mailed to the registered Holders of those Notes and provided further that the holder of $10 million or more of Certificated Notes with similar tenor or terms will be entitled to receive payment by wire transfer in U.S. dollars, but only if Lucent has received in writing appropriate payment instructions no later than 15 calendar days prior to the applicable Interest Payment Date.

     All percentages resulting from any calculations will be rounded, if necessary, to the nearest one millionth of a percentage point (with five ten-millionths of a percentage point being rounded upward) and all amounts in U.S. dollars rounded to the nearest cent (with one-half cent being rounded upward).

FIXED RATE NOTES

     Each Fixed Rate Note will bear interest from its Issue Date or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, at the annual rate stated on its face. Lucent will pay interest on the Notes semi-annually on dates specified in the applicable Pricing Supplement until the principal amount of the Note is paid or made available for payment or upon the earlier of redemption or repayment. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     Lucent will pay interest to the person in whose name a Fixed Rate Note is registered at the close of business on the Record Date (in the case of a Book-Entry Note, such person shall be a nominee of the Depositary Trust Company), which will be the date (whether or not a Business Day) 15 calendar days (unless otherwise specified in the applicable Pricing Supplement) immediately preceding the Interest Payment Date set forth in the applicable Pricing Supplement. Lucent will not make periodic payments of interest with respect to any Zero-Coupon Note. Lucent will pay the interest payable on the Maturity Date to the person in whose name the Fixed Rate Note is registered on the Maturity Date and to whom principal is payable. Lucent will make the first payment of interest on any Fixed Rate Note issued between a Record Date and an Interest Payment Date on the second succeeding Interest Payment Date to the registered owner at the close of business on the Record Date next preceding the date of payment.

     Lucent may change interest rates from time to time but no such change will affect any Fixed Rate Notes previously issued or as to which Lucent has accepted an offer. Each payment of interest will include interest accrued through the day preceding the Interest Payment Date or Maturity Date or the date of redemption or repayment. If any Interest Payment Date or the Maturity Date or the date of redemption or repayment of a Fixed Rate Note falls on a day that is not a Business Day, the payment will be made on the next Business Day as if it were made on the date payment was due, and no interest will accrue on or after the Interest Payment Date, Maturity Date or the date of redemption or repayment.

     A "Business Day" with respect to any Note means, unless otherwise specified in the applicable Pricing Supplement, any day, other than a Saturday or Sunday, that is

     - neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to be closed in The City of New York, and

     - if the Note is a LIBOR Note (as defined below), a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market (a "London Banking Day").

FLOATING RATE NOTES

     Each Floating Rate Note will bear interest from its Issue Date at an annual rate equal to:

     - the Initial Interest Rate set forth on the applicable Pricing Supplement until the first Interest Reset Date and

     - thereafter, at rates determined by reference to the Base Rate plus or minus the Spread, if any, or multiplied by the Spread Multiplier, if any, each as specified in the applicable Pricing Supplement, until the principal is paid or payment of the principal amount is duly provided for.

     The "Spread" is the number of basis points specified in the applicable Pricing Supplement as being applicable to the Note. One basis point equals one one-hundredth of a percentage point. The "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement as being applicable to the Note.

     Any Floating Rate Note may also have either or both of the following:

     - a maximum numerical interest rate limitation, or ceiling, on the rate of interest that may accrue during any interest period (the "Maximum Interest Rate") and

     - a minimum numerical interest rate limitation, or floor, on the rate of interest that may accrue during any interest period (the "Minimum Interest Rate").

     The applicable Pricing Supplement will designate one or more of the following Base Rates as applicable to each Floating Rate Note:

     - the Commercial Paper Rate (a "Commercial Paper Rate Note"),

     - LIBOR (a "LIBOR Note"),

     - the Treasury Rate (a "Treasury Rate Note"),

     - the Federal Funds Rate (a "Federal Funds Rate Note"),

     - the Prime Rate (a "Prime Rate Note"),

     - the CMT Rate (a "CMT Rate Note") or

     - any other Base Rate or interest rate formula specified in the applicable Pricing Supplement.

     Lucent may change the Spread, Spread Multiplier, Index Maturity and other variable terms of the Floating Rate Notes from time to time, but no change will affect any Floating Rate Note previously issued or as to which Lucent has accepted an offer.

     The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually, annually or otherwise (such period being the "Interest Reset Period" for the Note, and the first day of each Interest Reset Period being an "Interest Reset Date"), as specified in the applicable Pricing Supplement.

     If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, the Interest Reset Date shall be postponed to the next day that is a Business Day. In the case of a LIBOR Note, if the next Business Day is in the next succeeding calendar month, the Interest Reset Date shall be the immediately preceding Business Day.

     Interest on each Floating Rate Note will be payable monthly, quarterly, semiannually, annually or as otherwise specified in the applicable Pricing Supplement (the "Interest Payment Period").

     If any Interest Payment for any Floating Rate Note would otherwise be a day that is not a Business Day, the Interest Payment Date shall be postponed to the next day that is a Business Day. In the case of a LIBOR Note, if the next Business Day is in the next succeeding calendar month, the Interest Payment Date shall be the immediately preceding Business Day. If the Maturity Date (or the date of redemption or repayment) of any Floating Rate Note would fall on a day that is not a Business Day, the payment of interest and premium, if any, and principal may be made on the next succeeding Business Day, and no interest on the payment will accrue for the period from and after the Maturity Date (or the date of redemption or repayment).

     Lucent will pay interest to the person in whose name the Floating Rate Note is registered at the close of business on the Record Date (in the case of a Global Note, such person shall be a nominee of the Depositary Trust Company), which will be the date, whether or not a Business Day, 15 calendar days (unless otherwise specified in the applicable Pricing Supplement) immediately preceding the Interest Payment Date. Lucent will pay interest on the Maturity Date (or the date of redemption or repayment) to the person in whose name a Floating Rate
Note is registered on that date and to whom principal shall be payable. Lucent will make the first interest payment on any Floating Rate Note issued after a Record Date and before the next succeeding Interest Payment Date on the second succeeding Interest Payment Date to the registered owner at the close of business on the Record Date next preceding the date of the payment.

     Interest payments on each Interest Payment Date or on the Maturity Date or the date of redemption or repayment for Floating Rate Notes will include accrued interest from and including the Issue Date or from and including the last date in respect of which interest has been paid or duly provided for, as the case may be, to, but excluding, the Interest Payment Date or Maturity Date or the date of redemption or repayment.

     Accrued interest will be calculated by multiplying the principal amount of a Floating Rate Note by an accrued interest factor. The accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor (expressed as a decimal) for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Commercial Paper Rate Notes, LIBOR Notes, Federal Funds Rate Notes and Prime Rate Notes, or by the actual number of days in the year in the case of Treasury Rate Notes or CMT Rate Notes.

     The Initial Interest Rate will be the interest rate in effect for the period from the Issue Date to the first Interest Reset Date set forth in the applicable Pricing Supplement.

     The "Interest Determination Date" pertaining to an Interest Reset Date for Commercial Paper Rate Notes, Prime Rate Notes, Federal Funds Rate Notes or CMT Rate Notes will be the second Business Day next preceding that Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note will be the second London Banking Day next preceding that Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note will be the day of the week in which the Interest Reset Date falls on which Treasury bills of the Index Maturity (as defined below) specified on the face of the Note are auctioned, but in no event shall the Interest Determination Date be after the related Interest Payment Date.

     Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is held on the preceding Friday, that Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week for that Treasury Rate Note. If an auction date falls on any Interest Reset Date for a Treasury Rate Note, then the Interest Reset Date shall instead be the first Business Day immediately following that auction date. If no auction is held in any week, or on the preceding Friday, the Interest Determination Date shall be the Monday of the week in which the Interest Reset Date falls.

     If applicable, the "Calculation Date" pertaining to an Interest Determination Date will be the first to occur of either

     - the tenth calendar day after the Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day or

     - the Business Day preceding the date any payment is required to be made for any period following the applicable Interest Reset Date or Maturity Date (or the date of redemption or repayment).

     Unless otherwise specified in the applicable Pricing Supplement, The Bank of New York shall be the Calculation Agent with respect to Floating Rate Notes. Upon request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next Interest Reset Date with respect to a Floating Rate Note.

     The "Index Maturity" will be the particular maturity specified in the applicable Pricing Supplement of the type of instrument or obligation from which a Base Rate is calculated.

COMMERCIAL PAPER RATE NOTES

     Each Commercial Paper Rate Note will bear interest at the interest rate calculated with reference to the Commercial Paper Rate and any Spread or Spread Multiplier specified on the face of that Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Commercial Paper Rate" means, with respect to any Interest Determination Date, the Money Market Yield, calculated as described below, of the rate on such date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates," or as set forth in any successor publication of such Board ("H.15(519)"), under the heading "Commercial Paper Non-financial." The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above:

     - If such rate is not published by 3:00 p.m., New York City time, on the Calculation Date pertaining to that Interest Determination Date, then the Commercial Paper

       Rate shall be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as set forth in the daily update of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update or any successor site or publication (the "H.15 Daily Update") having the Index Maturity set forth in the applicable Pricing Supplement.

     - If such rate is neither published in H.15(519) or in the H.15 Daily Update by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate for that Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered rates of three leading dealers of commercial paper in The City of New York, which may include The Bank of New York, selected by the Calculation Agent (after consulting with Lucent) as of 11:00 a.m., New York City time, on that Interest Determination Date, for commercial paper having the Index Maturity designated in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized rating agency; provided, however, that, if the selected dealers are not quoting as mentioned in this sentence, the Commercial Paper Rate will be the Commercial Paper Rate in effect on such Interest Determination Date.

     "Money Market Yield" shall be a yield (expressed as a percentage) calculated in accordance with the following formula:

  Money Market Yield =     D X 360     X 100
                        -------------
                        360 - (D X M)

where "D" refers to the per annum rate for the commercial paper, quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

LIBOR NOTES

     Each LIBOR Note will bear interest at the interest rate calculated with reference to LIBOR and any Spread or Spread Multiplier specified in that Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" will be determined by the Calculation Agent in accordance with the following provisions:

          (i) With respect to an Interest Determination Date, LIBOR shall equal either: (A) the arithmetic mean, as determined by the Calculation Agent, of the offered rates that appear on the display specified in the applicable Pricing Supplement on the LIBOR page of the Reuters Monitor Money Rates Service (or such other relevant page as may replace that page on that service) (the "Reuters Screen") or (B) the offered rate that appears on page 3750 of the Dow Jones Telerate Service (or such other page as may replace that page on that service) (the "Telerate Page"), in each case as of 11:00 a.m., London time, on that Interest Determination Date. If neither the Reuters Screen nor the Telerate Page is specified in the applicable Pricing Supplement, LIBOR will be determined as if the Telerate Page had been specified; provided, however, in the case of (A) above, if fewer than two such offered rates appear on the Reuters Screen, or in the case of (B) above, if no rate appears on the

     Telerate Page, LIBOR for that Interest Determination Date will be determined as described in (ii) below.

          (ii) If, on any Interest Determination Date, fewer than two offered rates appear on the Reuters Screen or if no rate appears on the Telerate Page, as the case may be, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, which may include The Bank of New York, as selected by the Calculation Agent (after consulting with Lucent), to provide the Calculation Agent with its quotation of the rate offered to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement, and in a principal amount equal to an amount not less than $1,000,000 that is representative of a single transaction in such market at such time (a "Representative Amount"). If at least two quotations are provided, LIBOR will be the arithmetic mean of all quotations received by the Calculation Agent. If fewer than two quotations are provided, LIBOR will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on such Interest Determination Date by three major U.S. banks, which may include The Bank of New York, selected by the Calculation Agent (after consulting with Lucent), for loans in U.S. dollars to leading European banks having the Index Maturity designated in the Pricing Supplement, commencing on the second London Banking Day immediately following that Interest Determination Date and in a Representative Amount, provided, however, that if fewer than three banks selected by the Calculation Agent are quoting as mentioned in this sentence, LIBOR for such date will be LIBOR in effect on such Interest Determination Date.

TREASURY RATE NOTES

     Each Treasury Rate Note will bear interest at the interest rate calculated with reference to the Treasury Rate and any Spread or Spread Multiplier specified in that Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Treasury Rate" means, that the rate for an Interest Reset Date will be the rate for the related Interest Determination Date which appears on either the Telerate Page 56 or the Telerate Page 57 opposite the Index Maturity under the heading "INVESTMENT RATE".

     - If on the Calculation Date for an Interest Reset Date United States Treasury bills on the Index Maturity have been auctioned on the Interest Reset Date but the rate does not appear on either the Telerate Page 56 or Telerate Page 57, the rate for the Interest Reset Date will be the Bond Equivalent Yield of the rate set forth in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying such rate, for the related Interest Determination Date in respect of the Index Maturity under the caption "U.S. Government securities/Treasury bills/Auction high".

     - If on the Calculation Date for an Interest Reset Date United States Treasury bills of the Index Maturity have been auctioned on the Interest Reset Date but the rate does not appear on either the Telerate Page 56 or Telerate Page 57 and the rate is not set forth in the H.15 Daily Update in respect of the Index Maturity under the caption "U.S. Government securities/Treasury bills/Auction high" or another recognized electronic source, the rate for the Interest Reset Date will be the Bond

       Equivalent Yield of the auction rate for those treasury bills as announced by the United States Department of Treasury.

     - If the United States Treasury bills of the Index Maturity are not auctioned during any period of seven consecutive calendar days ending on and including any Friday and an Interest Reset Date would have occurred if Treasury bills had been auctioned during that seven-day period, an Interest Reset Date will be deemed to have occurred on the day during that seven-day period on which Treasury bills would have been auctioned in accordance with the usual practices of the United States Department of the Treasury, and the rate for that Interest Reset Date will be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent (after consulting with Lucent) for the issue of Treasury bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if the selected dealers are not quoting as mentioned in this sentence, the Treasury Rate will be the Treasury Rate in effect on such Interest Determination Date.

FEDERAL FUNDS RATE NOTES

     Each Federal Funds Rate Note will bear interest at the interest rate calculated with reference to the Federal Funds Rate and any Spread or Spread Multiplier specified in that Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Federal Funds Rate" means, with respect to any Interest Determination Date, the rate on that day for Federal Funds as published in H.15(519) under the heading "Federal Funds (effective) as displayed on Bridge Telerate Inc. or any successor service on page 120 or any page that replaces page 120." The following procedures will be followed if the Federal Funds Rate cannot be determined as described above:

     - If the above rate does not appear on Telerate page 120 and is not published in H.15 (519) by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Federal Funds Rate shall be the rate on such Interest Determination Date as published in the H.15 Daily Update under the heading "Federal Funds (Effective)."

     - If such rate is not published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the Calculation Date pertaining to an Interest Determination Date, the Federal Funds Rate for that Interest Determination Date shall be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by each of three leading brokers of Federal Funds transactions in New York City, which may include The Bank of New York, selected by the Calculation Agent (after consulting with Lucent) prior to 11:00 a.m., New York City time, on that Interest Determination Date; provided, however, that if the selected brokers are not quoting as mentioned in this sentence, the Federal Funds Rate with respect to that Interest Determination Date will remain the Federal Funds Rate then in effect on that Interest Determination Date.

PRIME RATE NOTES

     Each Prime Rate Note will bear interest at the interest rate calculated with reference to the Prime Rate and any Spread or Spread Multiplier specified in that Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Prime Rate" means, with respect to any Interest Determination Date, the rate on such date as published in H.15(519) under the heading "Bank Prime Loan." The following procedures will be followed if the Prime Rate cannot be determined as described above:

     - In the event that such rate is not published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Prime Rate will be the rate on the Interest Determination Date as published in the H.15 Daily Update opposite the caption "Bank Prime Loan".

     - If such rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date in either H.15(519) or the H.15 Daily Update, then the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page as that bank's prime rate or base lending rate as in effect for that Interest Determination Date. "Reuters Screen USPRIME1 Page" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or any other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

     - If fewer than four such rates but more than one such rate appear on the Reuters Screen USPRIME1 Page for such Interest Determination Date, the Prime Rate shall be determined by the Calculation Agent and will be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on the Interest Determination Date by at least two major money center banks in New York City selected by the Calculation Agent (after consulting with Lucent).

     - If fewer than two such rates appear on the Reuters Screen USPRIME1 Page, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the prime rates furnished in New York City by three substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least U.S. $500,000,000 and being subject to supervision or examination by Federal or State authority, which may include The Bank of New York, selected by the Calculation Agent (after consulting with Lucent) to provide such rate or rates; provided, however, that if the selected banks are not quoting as mentioned in this sentence, the Prime Rate will remain the Prime Rate in effect on the Interest Determination Date.

CMT RATE NOTES

     Each CMT Rate Note will bear interest at the interest rate calculated with reference to the CMT Rate and any Spread or Spread Multiplier specified in that Note and any applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "CMT Rate" means, with respect to any Interest Determination Date, the rate on such date as displayed on the Designated CMT Telerate Page (as defined below) under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index (as defined below) for (i) if the Designated CMT Telerate Page is 7051, the rate on that CMT Rate Interest Determination Date and
(ii) if the Designated CMT Telerate Page is 7052, the week, or the month, as applicable, ended immediately preceding the week in which the related CMT Rate Interest Determination Date occurs. The following procedures will be followed if the CMT Rate cannot be determined as described above:

     - If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for that CMT Rate Interest Determination Date will be the treasury constant maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519).

     - If such rate is no longer published, or if not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for that CMT Rate Interest Determination Date will be the treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index), for the CMT Rate Interest Determination Date with respect to the Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519).

     - If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for the CMT Rate Interest Determination Date will be calculated by the Calculation Agent, and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent after consulting with Lucent (from five Reference Dealers selected by the Calculation Agent after consulting with Lucent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than the Designated CMT Maturity Index minus one year.

     - If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five Reference Dealers selected by the Calculation Agent after consulting with Lucent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million.

     - If three or four (and not five) of the Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided however, that if fewer than three Reference Dealers selected by the Calculation Agent (after consulting with Lucent) are quoting as described herein, the CMT Rate will be the CMT Rate in effect on the CMT Rate Interest Determination Date.

     - If two Treasury Notes with an original maturity as described in the third preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

     "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated in the applicable Pricing Supplement, or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519).

     If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20, or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be 2 years.

BOOK-ENTRY NOTES

     Upon issuance, all Fixed Rate Book-Entry Notes having the same Issue Date, Interest Rate, Interest Payment Dates, redemption provision, repayment provision, and Maturity Date and all Floating Rate Book-Entry Notes having the same Base Rate, Initial Interest Rate, Interest Reset Dates, Interest Reset Period, Spread or Spread Multiplier, Index Maturity, redemption provision, repayment provision, and Maturity Date will be represented by a single Global Security. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary Trust Company ("DTC") and registered in the name of a nominee of DTC.

     DTC has advised Lucent and the Agent as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the

Agents), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Upon the issuance of Notes by Lucent represented by a Book-Entry Note, DTC will credit, on its book-entry registration and transfer system, the respective principal amounts of the Notes represented by the Book-Entry Note to the accounts of participants. The accounts to be credited shall be designated by the Agents, or by Lucent if the Notes are offered and sold directly by Lucent.

     Payments of principal of and interest, if any, on the Book-Entry Note registered in the name of DTC or its nominee will be made by Lucent through the Paying Agent to DTC or its nominee, as the case may be, as the registered owner of a Book-Entry Note. Neither Lucent, the Trustee, any Paying Agent nor the registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest in a Book-Entry Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Lucent has been advised that DTC, upon receipt of any payment of principal or interest in respect of a Book-Entry Note, will credit immediately the accounts of the related participants with payments in amounts proportionate to their respective holdings in principal amount of beneficial interest in such Book-Entry Note as shown on the records of DTC. Lucent expects that payments by participants to owners of beneficial interests in a Book-Entry Note will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such participants.

     If DTC is at any time unwilling or unable to continue as depository and a successor depository is not appointed by Lucent within 90 days, Lucent will issue Notes in certificated form in exchange for each Book-Entry Note. In addition, Lucent may at any time determine not to have Notes represented by one or more Book-Entry Notes, and, in that event, will issue Notes in certificated form in exchange for the Book-Entry Note or Notes representing such Notes. In any such instance, an owner of a beneficial interest in a Book-Entry Note will be entitled to physical delivery in certificated form of Notes equal in principal amount to such beneficial interest and to have such Notes registered in its name. Notes so issued in certificated form will be issued in denominations of $25,000 or any amount in excess thereof which is an integral multiple of $1,000 or, in the case of Notes denominated in a foreign currency, unless a higher minimum denomination is required by applicable law, in denominations of the equivalent of U.S. $25,000 (rounded down to a integral multiple of 1,000 units of such foreign currency) or any amount in excess thereof which is an integral multiple of 1,000 units of such foreign currency, and will be issued in fully registered form only.

SINKING FUND

     Unless otherwise specified in the applicable Pricing Supplement, Lucent will not provide a sinking fund for any of the Notes.

REDEMPTION

     Lucent will not be able to redeem any of the Notes prior to their Maturity Date unless provided for in the applicable Pricing Supplement. In any applicable Pricing Supplement relating to a Note, Lucent may specify that it may redeem a Note at its option on a date(s) specified prior to the Note's Maturity Date at a price(s) set forth in the applicable Pricing Supplement, together with accrued interest to the date of redemption. Lucent may redeem any of the Notes that are redeemable and remain outstanding either in whole or in part, from time to time, upon not less than 30, nor more than 60 days notice. If less than all of the Notes with like tenor and terms are redeemed, the Trustee shall select the Notes to be redeemed by a method the Trustee shall deem fair and appropriate.

     The amount of any Discount Note payable in the event of redemption by Lucent or acceleration of the Maturity Date thereof, in lieu of the stated principal amount due at the Maturity Date, shall be the Amortized Face Amount of such Discount Note as of the date of such redemption, repayment or acceleration. The "Amortized Face Amount" of a Discount Note shall be the amount equal to:

     - the Issue Price of that Discount Note set forth in the applicable Pricing Supplement plus

     - the portion of the difference between the Issue Price and the principal amount of the Discount Note that has accrued at the yield to maturity set forth in the Pricing Supplement (computed in accordance with generally accepted United States bond yield computation principles) at the date as of which the Amortized Face Amount is calculated.

     In no event shall the Amortized Face Amount of any Discount Note exceed its stated principal amount. See also "United States Taxation," below.

REPAYMENT AND REPURCHASE

     A holder of the Notes will not be entitled to repayment prior to the Notes' Maturity Date unless provided for in the applicable Pricing Supplement. Lucent, in the applicable Pricing Supplement relating to a Note, may specify that a Note will be repayable at the option of the holder on a date(s) specified prior to its Maturity Date at a price(s) set forth in the applicable Pricing Supplement, together with accrued interest to the date of repayment.

     In order for a Note to be repaid, the Paying Agent (Lucent has initially appointed the Trustee as Paying Agent) must receive, at least 30 but not more than 45 days prior to the repayment date:

     - the Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed, or

     - a facsimile transmission or a letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States of America setting forth the name of the holder of the Note, the principal amount of the Note, the principal amount of the Note that is to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed will be received by the Paying Agent not later than five Business Days after the date of such facsimile transmission or letter and such Note and form duly completed are received by the Paying Agent by such fifth Business Day.

     Exercise of the repayment option by the holder of a Note shall be irrevocable. The repayment option may be exercised by the holder of a Note for less than the entire principal amount of the Note provided that the principal amount of the Note remaining outstanding after repayment is an authorized denomination.

     Lucent may at any time purchase Notes at any price in the open market or otherwise. Notes purchased by Lucent may be held or resold or, at its sole discretion, may be surrendered to the Trustee for cancellation.

LIMITATIONS ON CLAIMS IN BANKRUPTCY

     If a bankruptcy proceeding is commenced in respect of Lucent, the claim of the holder of a Discount Note may, under Section 502(b)(2) of Title 11 of the United States Code, be limited to the Issue Price of such Note plus that portion of any original issue discount that is amortized from the Issue Date to the commencement of the proceeding.

                             UNITED STATES TAXATION

GENERAL

     This section summarizes the material U.S. Federal tax consequences to holders of Notes. It represents the views of our tax counsel, Cravath, Swaine & Moore. However, the discussion is limited in the following ways:

     - The discussion only covers you if you buy your Notes in the initial offering.

     - The discussion only covers you if you hold your Notes as a capital asset (that is, for investment purposes), and if you do not have a special tax status.

     - The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of Notes. We suggest that you consult your tax advisor about the consequences of holding Notes in your particular situation.

     - The discussion is based on current law. Changes in the law may change the tax treatment of the Notes.

     - The discussion does not cover state, local or foreign law.

     - The discussion does not cover every type of Note that we might issue. If we intend to issue a Note of a type not described in this summary, additional tax information will be provided in the Pricing Supplement for the Note.

     - The discussion does not apply to you if you are a Non-U.S. Holder (as defined below) of Notes and if you (a) own 10% or more of the voting stock of Lucent, (b) are a "controlled foreign corporation" with respect to Lucent, or (c) are a bank making a loan in the ordinary course of its business.

     - We have not requested a ruling from the Internal Revenue Service (the "IRS") on the tax consequences of owning the Notes. As a result, the IRS could disagree with portions of this discussion.

     IF YOU ARE CONSIDERING BUYING NOTES, WE SUGGEST THAT YOU CONSULT YOUR TAX ADVISORS ABOUT THE TAX CONSEQUENCES OF HOLDING THE NOTES IN YOUR PARTICULAR SITUATION.

TAX CONSEQUENCES TO U.S. HOLDERS

     This section applies to you if you are a "U.S. Holder." A "U.S. Holder" is:

     - an individual U.S. citizen or resident alien;

     - a corporation, or entity taxable as a corporation, that was created under U.S. law (federal or state); or

     - an estate or trust whose worldwide income is subject to U.S. federal income tax.

     If a partnership holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding Notes, we suggest that you consult your tax advisor.

INTEREST

     The tax treatment of interest paid on the Notes depends upon whether the interest is "Qualified Stated Interest."

     "Qualified Stated Interest" is any interest that meets all the following conditions:

     - It is payable at least once each year.

     - It is payable over the entire term of the Note.

     - It is payable at a single fixed rate or under a single formula.

     - The Note has a maturity of more than one year from its issue date.

     If any interest on a Note is Qualified Stated Interest, then

     - If you are a cash method taxpayer (including most individual holders), you must report that interest in your income when you receive it.

     - If you are an accrual method taxpayer, you must report that interest in your income as it accrues.

     If any interest on a Note is not Qualified Stated Interest, it is subject to the rules for original issue discount ("OID") described below.

DETERMINING AMOUNT OF OID

     Notes that have OID are subject to additional tax rules. The amount of OID on a Note is determined as follows:

     - The amount of OID on a Note is the "stated redemption price at maturity" of the Note minus the "issue price" of the Note. If this amount is zero or negative, there is no OID.

     - The "stated redemption price at maturity" of a Note is the total amount of all principal and interest payments to be made on the Note, other than Qualified Stated Interest. In a typical case where all interest is Qualified Stated Interest, the stated redemption price at maturity is the same as the principal amount.

     - The "issue price" of a Note is the first price at which a substantial amount of the Notes are sold to the public.

     - Under a special rule, if the OID determined under the general formula is very small, it is disregarded and not treated as OID. This disregarded OID is called "de minimis OID". If all the interest on a Note is Qualified Stated Interest, this rule applies if the amount of OID is less than the following items multiplied together: (a) .25% ( 1/4 of 1%), (b) the number of full years from the issue date to the maturity date of the Note, and (c) the principal amount.

ACCRUAL OF OID INTO INCOME

     If a Note has OID, the following consequences arise:

     - You must include the total amount of OID as ordinary income over the life of the Note.

     - You must include OID in income as the OID accrues on the Notes, even if you use the cash method of accounting. This means that you are required to report OID in income, and in some cases pay tax on that income, before you receive the cash that corresponds to that income.

     - OID accrues on a Note on a "constant yield" method. This method takes into account the compounding of interest. Under this method, the accrual of OID on a Note, combined with the inclusion into income of any Qualified Stated Interest on the Note, will result in your being taxable at approximately a constant percentage of your unrecovered investment in the Note.

     - The accruals of OID on a Note will generally be less in the early years and more in the later years.

     - If any of the interest paid on the Note is not Qualified Stated Interest, that interest is taxed solely as OID. It is not separately taxed when it is paid to you.

     - Your tax basis in the Note is initially your cost. It increases by any OID (not including Qualified Stated Interest) you report as income. It decreases by any principal payments you receive on the Note, and by any interest payments you receive that are not Qualified Stated Interest.

NOTES SUBJECT TO ADDITIONAL TAX RULES

     Additional or different tax rules apply to several types of Notes that we may issue.

     Short-Term Notes: We may issue Notes with a maturity of one year or less. These are referred to as "Short-Term Notes."

     - No interest on these Notes is Qualified Stated Interest. Otherwise, the amount of OID is calculated in the same manner as described above.

     - You may make certain elections concerning the method of accrual of OID on Short-Term Notes over the life of the Notes.

     - If you are an accrual method taxpayer, a bank, a securities dealer, or in certain other categories, you must include OID in income as it accrues.

     - If you are a cash method taxpayer not subject to the accrual rule described above, you do not include OID in income until you actually receive payments on the Note. Alternatively, you can elect to include OID in income as it accrues.

     - Two special rules apply if you are a cash method taxpayer and you do not include OID in income as it accrues. First, if you sell the Note or it is paid at maturity, and you have a taxable gain, then the gain is ordinary income to the extent of the accrued OID on the Note at the time of the sale that you have not yet taken into income. Second, if you borrow money (or do not repay outstanding debt) to acquire or hold the Note, then while you hold the Note you cannot deduct any interest on the borrowing that corresponds to accrued OID on the Note until you include the OID in your income.

     Floating Rate Notes: Floating Rate Notes are subject to special OID rules.

     - If the interest rate is based on a single fixed formula based on objective financial information (which may include a fixed interest rate for the initial period), all the interest will be Qualified Stated Interest. The amount of OID (if any), and the method of accrual of OID, will then be calculated by converting the Note's initial floating rate into a fixed rate and by applying the general OID rules described above.

     - If the Note has more than one formula for interest rates, it is possible that the combination of interest rates might create OID. We suggest that you consult your tax advisor concerning the OID accruals on such a Note.

     Other Categories of Notes: Additional rules may apply to certain other categories of Notes. You should consult your tax advisor in these situations. These categories of Notes include:

     - Notes with contingent payments;

     - Notes that you can put to Lucent before their maturity;

     - Notes that are callable by Lucent before their maturity, other than typical calls at a premium;

     - Indexed Notes with an index tied to currencies; and

     - Notes that are extendable at your option or at the option of Lucent.

PREMIUM AND DISCOUNT

     Additional special rules apply in the following situations involving a discount or premium:

     - If you buy a Note in the initial offering for more than its stated redemption price at maturity, the excess amount you pay will be "bond premium." You can use bond premium to reduce your taxable interest income over the life of your Note.

     - Similarly, if a Note has OID and you buy it in the initial offering for more than the issue price, the excess (up to the total amount of OID) is called "acquisition premium." The amount of OID you are required to include in income will be reduced by this amount over the life of the Note.

     - If you buy a Note in the initial offering for less than the initial offering price to the public, special rules concerning "market discount" may apply.

     Appropriate adjustments to tax basis are made in these situations. We suggest that you consult your tax advisor if you are in one of these situations.

ACCRUAL ELECTION

     You can elect to be taxed on the income from the Note in a different manner than described above. Under the election:

     - No interest is Qualified Stated Interest.

     - You include amounts in income as it economically accrues to you. The accrual of income is in accordance with the constant yield method, based on the compounding of interest. The accrual of income takes into account stated interest, OID (including de minimis OID), market discount, and premium.

     - Your tax basis is increased by all accruals of income and decreased by all payments you receive on the Note.

SALE OR RETIREMENT OF NOTES

     On your sale or retirement of your Note:

     - You will have taxable gain or loss equal to the difference between the amount received by you and your tax basis in the Note. Your tax basis in the Note is your cost, subject to certain adjustments.

     - Your gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if you held the Note for more than one year.

     - If (a) you purchased the Note with de minimis OID, (b) you did not make the election to accrue all OID into income, and (c) you receive the principal amount of the Note upon the sale or retirement, then you will generally have capital gain equal to the amount of the de minimis OID.

     - If you sell the Note between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the Note but has not yet been paid by the sale date. That amount is treated as ordinary interest income and not as sale proceeds.

     - All or part of your gain may be ordinary income rather than capital gain in certain cases. These cases include sales of Short-Term Notes, Notes with market discount, Notes with contingent payments, or Foreign Currency Notes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Under the tax rules concerning information reporting to the IRS:

     - Assuming you hold your Notes through a broker or other securities intermediary, the intermediary must provide information to the IRS concerning interest, OID and retirement proceeds on your Notes, unless an exemption applies.

     - Similarly, unless an exemption applies, you must provide the intermediary with your Taxpayer Identification Number for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.

     - If you are subject to these requirements but do not comply, the intermediary must withhold 31% of all amounts payable to you on the Notes (including principal payments). If the intermediary withholds payments, you may use the withheld amount as a credit against your federal income tax liability.

     - All individuals are subject to these requirements. Some holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

     This section applies to you if you are a "Non-U.S. Holder." A "Non-U.S. Holder" is:

     - an individual that is a nonresident alien;

     - a corporation organized or created under non-U.S. law; or

     - an estate or trust that is not taxable in the U.S. on its worldwide income.

WITHHOLDING TAXES

     Generally, payments of principal and interest on the Notes will not be subject to U.S. withholding taxes.

     However, for the exemption from withholding taxes to apply to you, you must meet one of the following requirements:

     - You provide your name, address, and a signed statement that you are the beneficial owner of the Note and are not a U.S. Holder. This statement is generally made on Form W-8 or Form W-8BEN.

     - You or your agent claim an exemption from withholding tax under an applicable tax treaty. This claim is generally made on Form 1001 or Form W-8BEN.

     - You or your agent claim an exemption from withholding tax on the ground that the income is effectively connected with the conduct of a trade or business in the U.S. This claim is generally made on Form 4224 or Form W-8ECI.

     We suggest that you consult your tax advisor about the specific methods for satisfying these requirements. These procedures will change on January 1, 2001. In addition, a claim for exemption will not be valid if the person receiving the applicable form has actual knowledge that the statements on the form are false.

     Even if you comply with these conditions, withholding tax might arise if the amount of interest payable on a Note is based on the earnings or other attributes of Lucent. If this exception applies, additional information will be provided in the Pricing Supplement.

SALE OR RETIREMENT OF NOTES

     If you sell a Note or it is redeemed, you will not be subject to federal income tax on any gain unless one of the following applies:

     - The gain is connected with a trade or business that you conduct in the U.S.

     - You are an individual, you are present in the U.S. for at least 183 days during the year in which you dispose of the Note, and certain other conditions are satisfied.

     - The gain represents accrued interest or OID, in which case the rules for interest would apply.

U.S. TRADE OR BUSINESS

     If you hold your Note in connection with a trade or business that you are conducting in the U.S.:

     - Any interest on the Note, and any gain from disposing of the Note, generally will be subject to income tax as if you were a U.S. Holder.

     - If you are a corporation, you may be subject to the "branch profits tax" on your earnings that are connected with your U.S. trade or business, including earnings from the Note. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

ESTATE TAXES

     If you are an individual, your Notes will not be subject to U.S. estate tax when you die. However, this rule only applies if, at your death, payments on the Notes were not connected to a trade or business that you were conducting in the U.S.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     U.S. rules concerning information reporting and backup withholding are described above. These rules apply to Non-U.S. Holders as follows:

     - Principal and interest payments you receive will be automatically exempt from the usual rules if you provide the tax certifications needed to avoid withholding tax on interest, as described above. The exemption does not apply if the recipient of the applicable form knows that the form is false. In addition, interest payments made to you will be reported to the IRS on Form 1042-S.

     - Sale proceeds you receive on a sale of your Notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup reporting may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the U.S. We suggest that you consult your tax advisor concerning information reporting and backup withholding on a sale.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

     Lucent is offering the Notes on a continuing basis through Salomon Smith Barney Inc., Banc of America Securities LLC, Bear, Stearns & Co. Inc., Chase Securities Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated and Morgan Stanley & Co. Incorporated. These Agents have agreed to use their reasonable best efforts to solicit orders for the purchase of the Notes. Lucent reserves the right to sell Notes directly to investors on its own behalf in those jurisdictions where Lucent is authorized to do so. Lucent will have the sole right to accept orders to purchase Notes and may reject any proposed purchase of Notes in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, to reject any proposed purchase of Notes through it in whole or in part. Payment of the purchase price of Notes will be required to be made in immediately available funds. With respect to Notes with maturity periods that are thirty years or shorter, Lucent will pay each Agent a commission ranging from .125% to .750%, depending upon the maturity period of the Notes sold, of the principal amount of Notes sold through that Agent. With respect to Notes sold with maturity periods in excess of thirty years, the commission amount shall be negotiated by Lucent and the Agent. Lucent will not pay any commissions on sales made directly by Lucent.

     Lucent may also sell Notes to an Agent as principal for resale to one or more investors and other purchasers at varying prices related to prevailing market prices at the time of resale or, if set forth in the applicable Pricing Supplement, at a fixed public offering price, as determined by the Agent. After any initial public offering of Notes to be resold to investors and other purchasers, the public offering price (in the case of Notes to be resold at a fixed public offering price), the concession and the discount may be changed. In addition, an Agent may offer Notes purchased by it as principal to other dealers. Notes sold by an Agent to a dealer may be sold at a discount and, unless otherwise specified in the applicable Pricing Supplement, the discount allowed to the dealer will not be in excess of the discount received by the Agent from Lucent. Unless otherwise specified in the applicable Pricing Supplement, any Note purchased by an Agent as principal will be purchased at 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity.

     Concurrently with the offering of the Notes through the Agents or otherwise as described in this Prospectus Supplement, Lucent may issue other Debt Securities as described in the accompanying Prospectus.

     The Agents, whether acting as agent or principal, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Securities Act"). Lucent has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Agent may be required to make in respect thereof.

     No Note will have an established trading market when issued. The Notes will not be listed on any securities exchange. Each Agent may make a market in the Notes, but the Agent is not obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance of a secondary market for any Notes or that the Notes will be sold.

     Each Agent and certain of its affiliates may from time to time engage in transactions with, and perform investment banking, commercial lending and other financial services for, Lucent and certain of its affiliates in the ordinary course of business.

     One of Lucent's directors, Henry B. Schacht, is also a director of The Chase Manhattan Corporation and The Chase Manhattan Bank. Both are affiliates of Chase Securities Inc.

                                 LEGAL MATTERS

     The validity of the Notes will be passed upon for Lucent by Jean F. Rankin, Vice President-Law. As of March 8, 2000, Jean F. Rankin owned options for 70,600 shares of Lucent common stock. Cravath, Swaine & Moore, New York, New York will pass upon the validity of the Notes for the Agents. Certain legal matters relating to the federal tax consequences of the issuance of the Notes and other matters relating thereto will be passed upon for Lucent by Cravath, Swaine & Moore, as special tax counsel to Lucent. Cravath, Swaine & Moore also acts as counsel for Lucent from time to time.

PROSPECTUS

                                 $1,800,000,000

                              LUCENT TECHNOLOGIES

                                DEBT SECURITIES
                      WARRANTS TO PURCHASE DEBT SECURITIES

                           -------------------------

     This Prospectus is part of a Registration Statement which Lucent has filed with the Securities and Exchange Commission as part of a shelf registration process. Under this process, Lucent may sell Debt Securities, Warrants, or both in one or more offerings up to a total dollar amount of $1,800,000,000. The purpose of this Prospectus is to provide the general terms and conditions of the Debt Securities and Warrants that Lucent intends to issue. The specific terms and conditions of Debt Securities or Warrants issued in any particular offering will be provided in supplements to this Prospectus as well as any additions, update or modifications of this Prospectus. You should read this Prospectus and any Prospectus Supplement carefully before you make your investment decision.

                           -------------------------

     Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus and any accompanying Prospectus Supplement. Any representation to the contrary is a criminal offense.

                           -------------------------

                  The date of this Prospectus is March 9, 2000

                               TABLE OF CONTENTS

                                   PAGE
                                   ----
Description of Lucent............    3
Where to Find Additional
  Information Regarding Lucent...    3
Ratio of Earnings to Fixed
  Charges........................    4
Use of Proceeds..................    5
Description of the Indenture and
  Debt Securities................    5
Description of the Warrants......   11
Plan of Distribution.............   12
Legal Opinions...................   13
Experts..........................   13

                             DESCRIPTION OF LUCENT

     Lucent was incorporated in Delaware in November 1995 and has its principal executive offices at 600 Mountain Avenue, Murray Hill, New Jersey 07974 (telephone number 908-582-8500). Lucent was formed from the systems and technology units that were formerly a part of AT&T Corp., including the research and development capabilities of Bell Laboratories. Prior to February 1, 1996, AT&T conducted Lucent's original business through various divisions and subsidiaries. On February 1, 1996, AT&T began separating Lucent into a stand-alone company by transferring to Lucent the assets and liabilities related to its business. In April 1996, Lucent completed the initial public offering of its common stock and on September 30, 1996, became independent of AT&T when AT&T distributed all of its Lucent shares to its shareowners.

     Lucent designs, builds, and delivers a wide range of public and private networks, communication systems and software, data networking systems, business telephone systems and microelectronic components. Lucent is a global leader in the sale of public communications systems, and is a supplier of systems or software to most of the world's largest network operators. Lucent is also a global leader in the sale of business communications systems and in the sale of microelectronic components for communications applications to manufacturers of communications systems and computers. Lucent's research and development activities are conducted through Bell Laboratories, one of the world's foremost industrial research and development organizations.

             WHERE TO FIND ADDITIONAL INFORMATION REGARDING LUCENT

     Lucent is subject to the information requirements of the Securities Exchange Act of 1934 and files annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy any reports or other information that Lucent files with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC's Public Reference Section. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room in Washington D.C. and other locations. Lucent's SEC filings are also available to the public through the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information that we file with them into this document. This means that we can disclose important information to you by referring you to other documents previously filed separately with the SEC, including Lucent's annual, quarterly and current reports. The information incorporated by reference is considered to be a part of this document, except for any information that is modified or superseded by information contained in this document or any other subsequently filed document. The information incorporated by reference is an important part of this Prospectus and the accompanying Prospectus Supplement. Any information that we file later with the SEC, specifically, those documents filed pursuant to sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, will automatically update and supersede the information in this Prospectus and the accompanying Prospectus Supplement.

     The following documents have been filed by Lucent with the SEC (File No. 1-11639) and are incorporated by reference into this Prospectus:

LUCENT SEC FILINGS (FILE NO. 1-11639)                       PERIOD
-------------------------------------                       ------
1. Annual Report on Form 10-K,              Fiscal Year ended September 30, 1999
   as amended by Form 8-K filed
   February 11, 2000

2. Quarterly Reports on Form 10-Q           Quarter ended December 31, 1999

3. Current Reports on Form 8-K              Filed October 29, 1999, November 19,
                                            1999, January 7, 2000, February 11,
                                            2000 and March 1, 2000

     Copies of the above documents, along with exhibits specifically incorporated by reference by this Prospectus or the Prospectus Supplement and the Company's 1998 Annual Report to Shareowners, may be obtained without charge from the Secretary's Department, Lucent Technologies Inc., 600 Mountain Avenue, Murray Hill, New Jersey 07974 (telephone number: 908-582-8500).

     No person is authorized to give any information or represent anything not contained in this Prospectus and the accompanying Prospectus Supplement. We are only offering the Debt Securities and Warrants in places where sales of those securities are permitted. The information contained in this Prospectus and any accompanying Prospectus Supplement, as well as information incorporated by reference, is current only as of the date of that information. Lucent's business, financial condition, results of operations and prospects may have changed since that date.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the unaudited ratio of earnings to fixed charges for Lucent and its subsidiaries for each of the periods indicated. Certain prior year amounts have been reclassified to the current year classification. For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest expense on all indebtedness plus that portion of operating lease rental expense that is representative of the interest factor. Earnings are defined as income (loss) from continuing operations before income taxes, less interest capitalized, less undistributed earnings of less than 50% owned affiliates and plus fixed charges. Prior period ratios have been restated to give retroactive effect to mergers and to exclude discontinued operations.

3-month period ended December 31, 1999......................  11.8
12-month period ended September 30, 1999....................   9.6
12-month period ended September 30, 1998....................   6.7
12-month period ended September 30, 1997....................   4.7
9-month period ended September 30, 1996.....................   3.3
12-month period ended December 31, 1995.....................     *

-------------------------

* For the year ended December 31, 1995, the ratio of earnings to fixed charges computation indicates that earnings were inadequate to cover fixed charges by $1,057 million.

                                USE OF PROCEEDS

     The Company intends to use the proceeds from the sale of the Debt Securities and Warrants for general corporate purposes including debt repayment and refinancing, capital expenditures and acquisitions. The specific purpose of any individual issuance of Debt Securities or Warrants to purchase debt securities will be described in an appropriate Prospectus Supplement. The amount and timing of the sales of the Debt Securities and Warrants will depend on market conditions.

                DESCRIPTION OF THE INDENTURE AND DEBT SECURITIES

     The Debt Securities will be issued under and controlled by an Indenture dated as of April 1, 1996, between Lucent and The Bank of New York, as Trustee. The following sections briefly outline the provisions of the Indenture. The Indenture has been filed as an exhibit to the Registration Statement and you should read it in its entirety in order to completely understand its terms and conditions. Lucent and the Trustee, with the consent of a majority in principal amount of the outstanding Debt Securities of each series affected, may modify or supplement the terms of the Indenture. Any modification would result in a Supplemental Indenture. However, no Supplemental Indenture may, without the consent of each holder affected, change: (1) a maturity date; (2) the principal amount; (3) any premium; (4) the interest rate; (5) the time of interest payment; (6) the authorized currency; or (7) the percentage of outstanding Debt Securities required for debt holder action. In addition to the Indenture, Lucent and the Bank of New York have had, and continue to have, other customary banking agreements and arrangements, including stock transfer agent, lending and depository relationships.

GENERAL TERMS

     The Debt Securities:

     - represent direct, unsecured, unsubordinated obligations of Lucent;

     - will rank equally with Lucent's other unsecured, unsubordinated debt;

     - may be issued in one or more series with the same or various maturities;

     - may be issued at a price of 100% of their principal amount or at a premium or discount;

     - may be issued in registered or bearer form and certificated or uncertificated form; and

     - may be represented by one or more global notes registered in the name of a designated depository's nominee, and if so, beneficial interests in the global note will be shown on and transfers will be made only through records maintained by the designated depository and its participants.

Unless we state otherwise in a prospectus supplement, we will not offer, sell or deliver any bearer debt securities, including any bearer securities issued in global form, to any United States person. By United States person we mean a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or of any of its political subdivisions, or an estate or trust whose income is subject to United States federal income taxation regardless of its source.

     The Prospectus Supplement for any individual issuance of Debt Securities will describe in detail, if applicable:

     - the total principal amount of the Debt Securities;

     - the percentage of the principal amount at which the Debt Securities will be sold;

     - the date(s) on which the Debt Securities will mature, or whether such Debt Securities will be payable on demand;

     - the interest rate(s) that the Debt Securities will bear and the method of calculating the rate(s);

     - the interest payment date(s);

     - the terms for redemption or early repayment;

     - the authorized denominations in which the Debt Securities will be issued;

     - the currency in which the Debt Securities will be denominated;

     - the currency in which the principal of or any premium or interest will be payable, if different than the currency in which the Debt Securities are denominated;

     - the manner in which payments of principal of and any premium or interest on the Debt Securities will be determined if the payment is to be based upon one or more indexes;

     - whether the Debt Securities will be issuable in registered or bearer form or both, and whether the Debt Securities shall be certificated or uncertificated;

     - whether the Debt Securities will be represented by one or more global securities and, if so, whether any such global securities will be in registered or bearer form, the identity of the depository for such global security or securities and the method of transferring beneficial interests in such global security or securities;

     - information regarding book-entry procedures;

     - whether and under what circumstances the Company will pay additional amounts on any Debt Securities held by a person who is not a United States person in respect of taxes or similar charges withheld and, if so, whether the Company will have the option to redeem the Debt Securities rather than pay such additional amounts; and

     - any other terms, including any terms which may be required by or advisable under United States laws and regulations and laws of other relevant jurisdictions or advisable in connection with the marketing of the Debt Securities.

PAYMENT AND TRANSFER

     Unless we state otherwise in a Prospectus Supplement, if you have Debt Securities in registered form, we will make principal and interest payments at the office of the paying agent or agents that we will name in the Prospectus Supplement or by mailing a check to you at the address we have for you in the register. You may also exchange registered Debt Securities at the office of the transfer agent for an equal aggregate principal amount of registered Debt Securities of the same series having the same maturity date, interest rate and other terms as long as the debt securities are issued in authorized denominations.

     If you have Debt Securities in bearer form, we will pay interest to you when you present and surrender the interest coupon for that interest payment at the office of our paying agent located outside the United States. Bearer securities and coupons are transferable by delivery. Unless we describe other procedures in a Prospectus Supplement, you will be able to transfer registered Debt Securities at the office of the transfer agent or agents we name in the Prospectus Supplement.

     Bearer Debt Securities may be exchanged for an equal aggregate principal amount of registered or bearer Debt Securities of the same series having the same date of maturity, interest rate, original issue date and other terms in such authorized denominations as may be requested upon delivery of the bearer Debt Securities with all unpaid coupons to a transfer or paying agent as specified in the Prospectus Supplement and upon fulfillment of all other requirements of such agent.

     A Prospectus Supplement will describe the procedures for exchanging bearer Debt Securities, if applicable. Registered Debt Securities can never be exchanged for bearer Debt Securities.

     Neither Lucent nor the Trustee will impose any service charge for any transfer or exchange of a Debt Security, however, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of Debt Securities.

     Unless we indicate otherwise in an applicable Prospectus Supplement, we will issue Debt Securities only in denominations of $25,000 and integral multiples of $1,000 over $25,000. If we issue Debt Securities in a foreign currency, we will specify the authorized denominations in the Prospectus Supplement.

     If we issue original issue discount Debt Securities, we will describe the special United States federal income tax and other considerations of a purchase of original issue discount Debt Securities in the Prospectus Supplement. Original issue discount Debt Securities are securities that are issued at a substantial discount below their principal amount because they pay no interest or pay interest that is below market rates at the time of issuance.

COVENANTS

     For your benefit, we have agreed in the Indenture to restrict certain of our activities as long as the Debt Securities are outstanding. Some of those restrictions are described below. Because several definitions are both specific and complex, we have provided a separate definitions section to help you to understand certain capitalized terms in this section.

LIMITATION ON SECURED INDEBTEDNESS.

     We have agreed in the Indenture that we will not, nor will we permit any Restricted Subsidiary to, create, assume, incur or guarantee any Secured Indebtedness unless we secure the Debt Securities to the same extent as such Secured Indebtedness. However, we may incur Secured Indebtedness without securing these Debt Securities if, immediately after incurring the Secured Indebtedness, the aggregate amount of all Secured Indebtedness and the discounted present value of all net rentals payable under leases entered into in connection with sale and leaseback transactions described below would not exceed 15% of Consolidated Net Tangible Assets. The aggregate amount of all Secured Indebtedness in the preceding sentence excludes Secured Indebtedness which is secured to the same extent as the amount of Debt Securities that is being repaid concurrently. (Section 4.03)

LIMITATION ON SALE AND LEASEBACK TRANSACTIONS.

     We have agreed in the Indenture that we will not, nor will we permit any Restricted Subsidiary to, enter into any lease longer than three years, excluding leases of newly acquired, improved or constructed property, covering any Principal Property of Lucent or any Restricted Subsidiary that is sold to any other person in connection with the lease, unless either

     (a) immediately thereafter, the sum of:

        (i) the discounted present value of all net rentals payable under all such leases entered into after January 31, 1996 (except any such leases entered into by a Restricted Subsidiary before it became a Restricted Subsidiary); and

        (ii) the aggregate amount of all Secured Indebtedness, excluding Secured Indebtedness which is secured to the same extent as the Debt Securities,

     does not exceed 15% of Consolidated Net Tangible Assets, or

     (b) an amount equal to the greater of:

        (i) the net proceeds to Lucent or a Restricted Subsidiary from such sale; and

        (ii) the discounted present value of all net rentals payable thereunder,

    is used within 180 days to retire long-term debt of Lucent or a Restricted Subsidiary. However, debt which is subordinate to the Debt Securities or which is owed to Lucent or a Restricted Subsidiary does not qualify. (Section 4.04)

LIMITATION ON CONSOLIDATION, MERGER, SALE OR CONVEYANCE OF ASSETS.

     Lucent is permitted to consolidate with or merge into any other corporation or convey or transfer substantially all of its properties and assets to any other person or corporation, if the person or corporation is authorized to acquire and operate Lucent's property. We have agreed that the successor corporation will expressly agree to pay the principal of and any premium or any interest on all the Debt Securities and the performance of every covenant in the Indenture that we would otherwise have to perform. The Indenture does not contain any covenants or provisions which would protect the holders of Debt Securities in the event of a highly leveraged transaction. (Section 5.01)

CERTAIN DEFINITIONS.

     "Secured Indebtedness" means indebtedness of Lucent or any Restricted Subsidiary secured by any lien upon any Principal Property or the stock or indebtedness of a Restricted Subsidiary or any conditional sale or other title retention agreement covering any Principal Property or Restricted Subsidiary. However, this definition specifically excludes all indebtedness:

     - that was outstanding on February 1, 1996;

     - incurred after January 31, 1996 to finance the acquisition, improvement or construction of such property and either secured by purchase money mortgages or liens placed on such property within 180 days of acquisition, improvement or construction;

     - secured by liens on Principal Property or the stock or indebtedness of Restricted Subsidiaries and existing at the time of acquisition of the property, stock or indebtedness;

     - owing to Lucent or any other Restricted Subsidiary;

     - existing at the time a corporation becomes a Restricted Subsidiary;

     - incurred to finance the acquisition or construction of property in favor of any country or any political subdivisions; and

     - replacing, extending or renewing of any such indebtedness (to the extent such indebtedness is not increased). (Section 1.01)

     "Principal Property" means land, land improvements, buildings and associated factory, laboratory, office and switching equipment (excluding all products marketed by Lucent or any of its subsidiaries) constituting a manufacturing, development, warehouse, service, office or operating facility owned by or leased to Lucent or a Restricted Subsidiary, located within the United States and having an acquisition cost plus capitalized improvements in excess of 1.25 per cent of Consolidated Net Tangible Assets as of the date of such determination, other than any such property financed through the issuance of tax-exempt governmental obligations, or which the Board of Directors determines is not of material importance to Lucent and its Restricted Subsidiaries taken as a whole, or in which the interest of Lucent and all its subsidiaries does not exceed 50%. (Section 1.01)

     "Consolidated Net Tangible Assets" means the total assets of Lucent and its Subsidiaries, less current liabilities and certain intangible assets (other than product development costs). (Section 1.01)

     "Restricted Subsidiary" means any Subsidiary of Lucent which has substantially all its property in the United States, which owns or is a lessee of any Principal Property and in which the investment of Lucent and all its Subsidiaries exceeds 1.25 per cent of Consolidated Net Tangible Assets as of the date of such determination, other than certain financing Subsidiaries and Subsidiaries formed or acquired after January 31, 1996 for the purpose of acquiring the business or assets of another person and that do not acquire all or any substantial part of the business or assets of Lucent or any Restricted Subsidiary. Additionally, this definition includes any other Subsidiary designated by Lucent's Board of Directors as a Restricted Subsidiary. (Section 1.01)

     "Subsidiary" means any corporation a majority of the voting shares of which are at the time owned or controlled directly or indirectly, by Lucent or a Subsidiaries. (Section 1.01)

EVENTS OF DEFAULT, NOTICE AND WAIVER

     If an Event of Default under the Indenture occurs and continues, either the Trustee or the holders of 25% in principal amount of the outstanding Debt Securities of any series affected may declare the principal of all of the Debt Securities of such series to be due and payable. (Section 6.01). Any individual issuance of Debt Securities may have additional or different Events of Default from the Events of Default described herein. The Prospectus Supplement relating to any individual issuance will describe such additions or modifications. A default under our other indebtedness will not be a default under the Indenture, and a default under one series of Debt Securities under the Indenture will not necessarily be a default under another series. Unless otherwise specified in a Prospectus Supplement, an event of default occurs when:

     - Lucent fails to pay interest due on any Debt Security for 90 days;

     - Lucent fails to pay principal of or premium on any Debt Securities when due;

     - Lucent breaches any agreement under the Indenture which continues for 90 days after written notice by the Trustee or holders of 25% of the principal amount of the Debt Securities of any affected series; or

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

     - Lucent takes certain legal actions relating to bankruptcy, insolvency and reorganization. (Section 6.01)

     If a default occurs, the Trustee will notify the holders of such series of all uncured and unwaived defaults known to it within 90 days. For the purpose of this provision, default means any event which is, or after notice or passage of time or both would be, an Event of Default. However, if the Trustee determines in good faith that withholding notices is in the interest of the holders of such series it may do so except in the case of a payment default. (Section 7.05)

     The Trustee, subject to its duty during an Event of Default in respect of any series of Debt Securities to act with the required standard of care, can refuse to perform any duty or exercise any right or power unless it received indemnity satisfactory to it. If indemnity is provided, the Indenture provides that the holders of a majority in principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting proceedings for remedies available to the Trustee, or exercising any trust or power conferred on the Trustee, in respect of such series. (Sections 6.06 and 7.01)

     If an Event of Default for any series of Debt Securities occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the Debt Securities of the series may require us to repay the entire principal of the Debt Securities of such series or, if the Debt Securities are original issue discount securities, the appropriate portion of the principal, immediately. The holders of a majority of the aggregate principal amount of the Debt Securities of the affected series can rescind this accelerated payment requirement or waive any past default or Event of Default or allow us to not comply with any provision of the Indenture. However, they cannot waive a default in payment of principal of, premium, if any, or interest on, any of the Debt Securities of such series. (Sections 6.01 and 6.06)

     The terms for any series of Debt Securities may provide that the holders of Debt Securities of such series shall act as one class together with the holders of Debt Securities of one or more other series in voting, giving notice, waiving, giving directions or taking any other specified, permitted or authorized action.

DISCHARGE AND DEFEASANCE

     If we deposit with the Trustee sufficient cash or U.S. government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Debt Securities of a particular series, then at our option, we will be discharged from our obligations with respect to the Debt Securities of such series or we will no longer be under any obligation to comply with certain restrictive covenants under the Indenture, and certain Events of Default will no longer apply to us. The sufficiency of the deposit must be certified by a nationally recognized firm of independent public accountants. (Sections 8.01 and 8.06)

     If we achieve discharge and defeasance, the holders of the Debt Securities of the affected series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of Debt Securities and replacement of lost, stolen or mutilated Debt Securities. Such holders may look only to such deposited funds or obligations for payment.

     Additionally, Lucent must deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the Debt Securities to recognize income, gain or loss for Federal income tax purposes.

                          DESCRIPTION OF THE WARRANTS

     The Company may issue Warrants for the purchase of Debt Securities. Warrants may be issued independently or together with any Debt Securities offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities. The Warrants will be issued in one or more series under a Warrant Agreement to be entered into between Lucent and a bank or trust company, as Warrant Agent. The details of any series of Warrants will be set forth in the applicable Prospectus Supplement. The Warrant Agent will act solely as an agent of the Company in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following summarizes certain provisions of the form of Warrant Agreement. You should read the form of Warrant agreement which was filed on an exhibit to the Registration Statement.

GENERAL TERMS

     The Prospectus Supplement for any individual issuance will describe in detail, if applicable:

     - The offering price and currency for which the Warrants may be purchased;

     - The dates upon which the right to exercise the Warrants will commence and expire;

     - If the Warrants are not continuously exercisable, the specific date or dates on which they can be exercised;

     - Whether the Warrants will be issued in registered or bearer form or both and whether they will be issued in certificated or uncertificated form;

     - The terms of the Debt Securities which holders of Warrants can purchase and the price to be paid to Lucent upon exercise;

     - If the Debt Securities to be purchased upon will be issued in bearer form, any applicable restrictions;

     - If Warrants are issued together with a series of Debt Securities, the name of such Debt Securities, their terms, the number of Warrants accompanying each such Debt Security, and the date that the Warrants and Debt Securities will become separately transferable;

     - Any special United States Federal tax implications of the Warrants or their exercise; and

     - Any other specific terms of the Warrants.

     Warrant Certificates may be exchanged for new Warrant Certificates of different denominations, transferred, and exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Debt Securities.

EXERCISE OF WARRANTS

     Warrant holders will be able to purchase the principal amount of Debt Securities at the exercise price designated in the Prospectus Supplement relating to the Warrants. Warrants may not be exercised after 5:00 P.M. New York time on the expiration date. Any Warrants unexercised by that time and date will become void. Unless otherwise set forth in the applicable Prospectus Supplement, holders of Warrants may exercise them by delivering properly completed Warrant certificates and payment of the exercise price to the Warrant Agent at its corporate trust office. As soon as practicable after such delivery, we will issue and deliver to the indicated holder the Debt Securities purchasable upon exercise. If a holder does not exercise all the Warrants represented by a particular certificate, we will also issue a new certificate for the remaining number of Warrants.

                              PLAN OF DISTRIBUTION

     Lucent may sell the Debt Securities and Warrants in four ways:

     - through underwriters;

     - through dealers;

     - through agents; and

     - directly to purchasers.

     If Lucent uses underwriters in an offering of securities using this Prospectus, we will execute an underwriting agreement with one or more underwriters. The names of those underwriters and the terms of the transaction will be set forth in the applicable Prospectus Supplement. The underwriting agreement will provide that the obligations of the underwriters with respect to a sale of the offered securities are subject to specified conditions precedent and that the underwriters will be obligated to purchase all of the offered securities if any are purchased. Underwriters may sell those securities through dealers. The underwriters may change the initial offering price and any discounts or concessions allowed or re-allowed or paid to dealers. If Lucent uses underwriters in an offering of securities using this Prospectus, the applicable Prospectus Supplement will contain a statement regarding the intention, if any, of the underwriters to make a market in the offered securities. If Lucent uses a dealer in an offering of securities using this Prospectus, we will sell the offered securities to the dealer as principal. The dealer may then resell those securities to the public or other dealers at a fixed price or varying prices to be determined at the time of resale. If Lucent designates an agent or agents in an offering of securities using this Prospectus, unless otherwise indicated in a Prospectus Supplement, that agent will be acting on a best efforts basis for the period of its appointment.

     Underwriters, dealers or agents participating in a distribution of securities using this Prospectus may be deemed to be underwriters under the Securities Act and any discounts and commissions received by them and any profit realized by them on resale of the offered securities, whether received from us or from purchasers of offered securities for whom they act as agents, will be disclosed in the Prospectus Supplement. Pursuant to agreements that we may enter into, underwriters, dealers or agents who participate in the distribution of securities by use of this prospectus may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or contribution with respect to payments that those underwriters, dealers or agents may be required to make.

     We may offer to sell securities, either at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

     We may authorize underwriters, and agents to solicit offers by certain institutions to purchase securities pursuant to delayed delivery contracts providing for payment and

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

delivery on a future date specified in the Prospectus Supplement. Institutions with which delayed delivery contracts may be made include commercial and savings banks, insurance companies, educational and charitable institutions and other institutions we may approve. The obligations of any purchaser under any delayed delivery contract will not be subject to any conditions except that any related sale of offered securities to underwriters shall have occurred and the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject. Any commission paid to agents and underwriters soliciting purchases of securities pursuant to delayed delivery contracts accepted by us will be detailed in the Prospectus Supplement.

     We may also use this Prospectus to directly solicit offers to purchase securities. Except as set forth in the applicable Prospectus Supplement, none of our directors, officers or employees, nor those of our bank subsidiaries will solicit or receive a commission in connection with those direct sales. Those persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with direct sales.

                                 LEGAL OPINIONS

     The validity of the Debt Securities and Warrants offered in this Prospectus, as well as certain other legal matters, will be passed upon by Jean
F. Rankin, Vice President-Law. As of March 8, 2000, Jean F. Rankin owned options for 70,600 shares of Lucent Common Stock. Cravath, Swaine & Moore is passing upon the legality of the Debt Securities and Warrants for the Underwriters, dealers and agents, if any. Cravath, Swaine & Moore also acts as counsel for Lucent from time to time.

                                    EXPERTS

     The consolidated financial statements and financial statement schedule incorporated in this Prospectus by reference have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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

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                                 $1,800,000,000

                            LUCENT TECHNOLOGIES INC.
                          MEDIUM-TERM NOTES, SERIES A

                            LUCENT TECHNOLOGIES LOGO

                               ------------------

                             PROSPECTUS SUPPLEMENT

                                 March 9, 2000

                               ------------------

                              SALOMON SMITH BARNEY
                         BANC OF AMERICA SECURITIES LLC
                            BEAR, STEARNS & CO. INC.
                             CHASE SECURITIES INC.
                              GOLDMAN, SACHS & CO.
                              MERRILL LYNCH & CO.
                           MORGAN STANLEY DEAN WITTER

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